FOR IMMEDIATE RELEASE

TORRENT ENERGY PROVIDES UPDATE ON NITROGEN STIMULATION PROGRAM AT PILOT PROJECTS

Vancouver, British Columbia – March 16 2006 – Torrent Energy Corporation (the “Company”) (OTCBB: TREN) is pleased to announce the following development from its wholly owned operating subsidiary, Methane Energy Corp. (“Methane”).

From March 9th, through March 12th, 2006, Halliburton Energy Services completed Nitrogen (N2) stimulation activities on a number of Methane’s Beaver Hill and Radio Hill pilot wells. This was the first such operation in the State of Oregon and in the Pacific Northwest region of the U.S. This program brought together talented personnel and equipment from both Canada and the western US oil and gas industry. Specifically the completion program included the following:

1)	Beaver Hill #3 – injected 175,000 SCF of N2 through casing into a 4 foot perforated interval in the Lower Coaledo “D” coal. Breakdown in the formation was achieved.

2)	Beaver Hill #5 - injected 380,000 SCF of N2 through casing into a 4 foot perforated interval in the Lower Coaledo “D” coal. Breakdown in the formation was achieved.

3)	Radio Hill #1 – injected 1,020,000 SCF of N2 into 10 separate Lower Coaledo coal seams of varying thickness via a coiled tubing unit. Breakdown in the various formations was achieved.

4)	Beaver Hill #2 – injected 324,000 SCF of N2 into 4 separate Lower Coaledo coal seams of varying thickness via a coiled tubing unit. Breakdown in the various formations was achieved.

The stimulation results are currently being analyzed with the assistance of Coal Gas Technologies of Calgary, Alberta. Flow-back and swabbing operations are expected to continue through the balance of March.

Torrent President and Chief Executive Officer, John Carlson, states, “We have successfully completed 16 separate N2 stimulations on our Coos County project. We continue to gather a wealth of new and useful data thereby advancing our understanding of the various Coos County coal formations. Following a comprehensive evaluation of this data, the next phase in our testing program will be to connect the wells to production test facilities currently on location, pump any formation water and test potential gas rates and flowing pressures.”

About Torrent Energy Corporation

Torrent Energy Corporation is a growing exploration company focusing on developing non-conventional natural gas reserves. The Company’s primary objective is to create value for the Company’s stakeholders by applying strong technical expertise to projects. The Company’s current focus is on the exploration of the Coos Bay Basin project in southwestern Oregon where the Company currently has a land portfolio that includes over 112,000 acres of prospective land in the Coos Bay area. For more information please visit www.torrentenergy.com.

On behalf of the Board of Directors,

TORRENT ENERGY CORPORATION

John D. Carlson, President & CEO

For more information contact:

Bruce Nurse, Corporate Communications info@torrentenergy.com 1-800-676-TREN (8736)

Safe Harbor Statement This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, that stimulation results are currently being analyzed ; flow-back and swabbing operations are expected to continue through the balance of March; and our intention to connect the wells to production test facilities, pump any formation water and test potential gas rates and flowing pressures . It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the uncertainty of the requirements demanded by environmental agencies, the Company’s ability to raise financing for operations, inability to maintain qualified employees or consultants, potential delays or obstacles in spudding and interpreting data, and the likelihood that no commercial quantities of gas are found or recoverable. For more risk factors about our Company, readers should refer to risk disclosure in our recent forms 10-KSB and 10-QSB.